ADAMS ISSUES REEXAMINATION UPDATE
     CHESTER, NJ — (August 19, 2005) - Adams Respiratory Therapeutics, Inc. (Nasdaq: ARXT) today announced that the United States Patent and Trademark Office (USPTO) has advised Adams that it has granted, on appeal, a third party’s request for reexamination of its existing patent. As previously disclosed, an anonymous third party requested that the USPTO reexamine the Company’s patent covering its guaifenesin delivery system that utilizes a bi-layered tablet to provide both immediate and long-lasting release of guaifenesin. The USPTO routinely grants requests for reexamination.
     The Company expects the USPTO to complete its initial review over the next 9 to 12 months. At such time, Adams will have the opportunity to respond to the USPTO’s findings. Adams believes that the entire reexamination process could take as long as 36 months to be completed. During the course of the reexamination process, the patent remains in full force and effect.
     Commenting on the update, Michael J. Valentino, President and Chief Executive Officer, stated, “We believe we will prevail in the reexamination process. Despite the reexamination of our existing patent, we remain confident in our ability to protect the intellectual property utilized in our Mucinex® product line. Importantly, the USPTO has recently advised us that an additional patent covering our entire Mucinex® product line has been allowed despite the fact that they considered the claims raised in the request for reexamination.”
About Adams Respiratory Therapeutics, Inc.
     Adams is a specialty pharmaceutical company focused on the late-stage development, commercialization and marketing of over-the-counter and prescription pharmaceuticals for the treatment of respiratory disorders.
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